UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: March 12, 2009
(Date of Earliest Event Reported)

HARMONIC INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-25826	77-0201147

(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification Number)
549 Baltic Way
Sunnyvale, CA 94089
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events.
     On March 12, 2009, Harmonic Inc., a Delaware corporation (“Harmonic” or the “Registrant”), completed its acquisition of Scopus Video Networks Ltd., a company organized under the laws of the State of Israel (“Scopus”), pursuant to a previously-announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 22, 2008, by and among Harmonic, Sunrise Acquisition Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Harmonic (“Merger Sub”), and Scopus. Pursuant to the Merger Agreement, Merger Sub was merged with and into Scopus (the “Merger”), with Scopus continuing as the surviving corporation and as a wholly-owned subsidiary of Harmonic.
     Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger:
•	Each ordinary share of Scopus, par value NIS 1.40 per share (the “Scopus Ordinary Shares”), issued and outstanding immediately prior to the effective time of the Merger, was cancelled and converted into the right to receive a cash amount of $5.62, without interest, less any applicable withholding (the “Per Share Merger Consideration”); and

•	Each of Scopus’ vested or unvested options to purchase shares of Scopus ordinary shares (each a “Scopus Option”) outstanding at the effective time of the Merger was cancelled automatically, and each such vested Scopus option was converted into the right to receive a lump sum cash payment (less any applicable withholding) equal to the product obtained by multiplying (x) the total number of shares of Scopus Ordinary Shares subject to such vested Scopus Option immediately prior to the effective time of the Merger by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Scopus Ordinary Shares subject to such vested Scopus Option.
     In total, net of cash held by Scopus, the total enterprise value of Scopus was approximately $50 million, net of Scopus’ cash and short-term investments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC.

Date: March 12, 2009

	By:	/s/ Robin N. Dickson
	Name:	Robin N. Dickson
Chief Financial Officer